Exhibit 99(3)
HESS CORPORATION
SECOND QUARTER 2012 ANALYSTS’ CONFERENCE CALL

Introduction

Hello everyone. In my remarks today, I will compare second quarter 2012 results to the first quarter.

Consolidated Results of Operations

The Corporation generated consolidated net income of $549 million in the second quarter of 2012, compared with $545 million in the first quarter.  Excluding items affecting comparability of earnings between periods, the Corporation had earnings of $585 million in the second quarter, compared with $509 million in the previous quarter.

Exploration and Production

Exploration and Production had income of $644 million in the second quarter of 2012, compared with $635 million in the first quarter. In the second quarter of 2012, the Corporation and a joint venture partner agreed to exchange interests in properties in the Eagle Ford shale in the United States and the Paris Basin in France.  As a result, the Corporation recorded an after-tax charge of $36 million to reduce the carrying value of the exploration properties that are expected to be divested in the exchange. First quarter results included an after-tax gain of $36 million related to the sale of the Corporation’s interest in the Snohvit Field, offshore Norway.  Excluding these items, the changes in after-tax components of the results were as follows:

Increase
(decrease)
in earnings
(In millions)

Higher sales volumes increased earnings by	$161

Lower selling prices decreased earnings by	(61)

Lower exploration expense increased earnings by	37

Higher operating costs, primarily depreciation, depletion and amortization,
decreased income by	(61)

All other items net to an increase in earnings of	5

For an overall increase in second quarter adjusted earnings of	$81

Our E&P operations were overlifted in the quarter, compared with production, resulting in increased after-tax income of approximately $25 million.

The E&P effective income tax rate for the second quarter of 2012 was 47%, excluding items affecting comparability of earnings between periods.

In July 2012, the government of the United Kingdom changed the supplementary income tax rate applicable to deductions for dismantlement expenditures from 32% to 20%, with an effective date of March 12, 2012.  As a result, we expect to record a one-time charge in the

HESS CORPORATION
SECOND QUARTER 2012 ANALYSTS’ CONFERENCE CALL

third quarter of 2012 of approximately $100 million to increase the deferred tax liabilities related to asset retirement obligations in the United Kingdom.  For the full year of 2012, we expect our normalized E&P effective tax rate to be in the range of 44% to 48%.  This forecast reflects the resumption of operations in Libya.

Full year 2012 unit costs are now expected to be $39.00 to $41.00 per barrel of oil equivalent produced, down from our previous guidance of $40.50 to $42.50 per barrel. E&P cash operating costs are still expected to be in the range of $20.00 to $21.00 per barrel and depreciation, depletion and amortization expenses are now expected to be in the range of $19.00 to $20.00 per barrel.

Marketing and Refining

Marketing and Refining generated income of $8 million in the second quarter of 2012, compared with $11 million in the first quarter.  Marketing earnings were $18 million in the second quarter of 2012, compared with $22 million in the first quarter, principally reflecting seasonally lower energy marketing earnings and an after-tax increase in environmental liabilities of $11 million, partially offset by improved retail gasoline margins. In refining, Port Reading operations generated income of $8 million in the second quarter of 2012, compared with a loss of $6 million in the first quarter reflecting higher margins. Trading activities generated a loss of $18 million in the second quarter of 2012, compared with a loss of $5 million in the first quarter.

Corporate and Interest

Net Corporate expenses were $39 million in the second quarter of 2012, compared with $38 million in the first quarter.  After-tax interest expense was $64 million in the second quarter of 2012, compared with $63 million in the first quarter.

Consolidated Cash Flows

Turning to cash flow –

Net cash provided by operating activities in the
second quarter, including a decrease of $334 million
from changes in working capital, was	$1,240

Capital expenditures were	(1,978)

Net borrowings were	803

All other items amounted to a decrease in cash of	(52)

Resulting in a net increase in cash and cash equivalents
in the second quarter of	$13

We had $409 million of cash and cash equivalents at June 30, 2012 and $351 million at December 31, 2011.  Total debt was $7,845 million at June 30, 2012 and $6,057 million at December 31, 2011.  The Corporation’s debt to capitalization ratio at June 30, 2012 was 28.2%, compared with 24.6% at the end of 2011.

HESS CORPORATION
SECOND QUARTER 2012 ANALYSTS’ CONFERENCE CALL

As John Hess mentioned, total full year capital spend is now expected to be approximately $8.5 billion. The increase is primarily in four areas. Greg Hill has just explained the increase in Bakken capital spending. The remaining drivers for the increase relate to the recently sanctioned project in the North Malay Basin which added $250 million, cost increases for the Valhall redevelopment project of $200 million, and accelerated spend of $100 million at the Tubular Bells deepwater development due to the early arrival of the rig.

We plan to fund most, if not all, of our capital program with cash flow from operations and anticipated proceeds from the asset sales previously mentioned by John Hess.  We are currently using our available credit facilities to fund our capital program until the asset sales are completed. At June 30, 2012, we have $2.2 billion of outstanding borrowings under available credit facilities with additional committed credit capacity of $4.3 billion.

This concludes my remarks.  We will be happy to answer any questions.  I will now turn the call over to the operator.

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HESS CORPORATION
SECOND QUARTER 2012 ANALYSTS’ CONFERENCE CALL

Cautionary Note

The forgoing prepared remarks include certain forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.

Reconciliation of Segment Earnings to Earnings
Excluding Items Affecting Comparability

	Second Quarter	First Quarter
	2012	2012

Exploration & Production Segment Results	$644	$635
Items Affecting Comparability
Asset impairments	36	-
Gain on asset sale	-	(36)

Exploration & Production Income Excluding
Items Affecting Comparability	$680	$599